UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant	[X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
	[X]	Preliminary Proxy Statement
	[ ]	Confidential for Use of the Commission Only (as permitted
by Rule 14a-6 (e)(2))
	[ ]	Definitive Proxy Statement
	[ ]	Definitive Additional Materials
	[ ]	Soliciting Material Pursuant to ss.240.14a-12

                           VINEYARD OIL AND GAS COMPANY
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

	[X]	No fee required.

	[ ]	Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and
 0-11.
            (1) Title of each class of securities to which transaction applies:
            (2) Aggregate number of securities to which transaction applies:
            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            (4) Proposed maximum aggregate value of transaction:
            (5) Total fee paid:

[ ]	Fee paid previously with preliminary materials

[ ]	Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1) Amount Previously Paid:
            (2) Form, Schedule of Registration Statement No.:
            (3) Filing Party:
            (4) Date Filed:

PRELIMINARY COPY



                            VINEYARD OIL AND GAS COMPANY
                               10299 West Main Road
                            North East, Pennsylvania 16428
                             Telephone:  (814) 725-8742

______________________________________________________________________________
                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON ________________, 2003
______________________________________________________________________________



TO THE STOCKHOLDERS OF VINEYARD OIL AND GAS COMPANY:

	You are hereby notified that the Annual Meeting of Shareholders of Vineyard Oil and Gas Company (the "Company") will be held at the Lake View Country Club, Route 89, North East, Pennsylvania 16428, on _____________, 2003 at 10:00 a.m. for the purpose of considering and voting upon the following matters:

1. The approval of an amendment to the Company's Articles of Incorporation to effect a 1-for-1,875 reverse stock split followed immediately by a 1,875-for-1 forward stock split of the corporation's outstanding common stock (the "Transaction"). As a result of the Transaction, (a) each share of the corporation's common stock held by a shareholder owning fewer than 1,875 shares immediately before the effective time of the reverse stock split will be converted into the right to receive from the corporation $0.3568 in cash, without interest, and (b) each share of common stock held by a shareholder owning 1,875 or more shares will continue to represent one share of the corporation's common stock after completion of the Transaction.

2. The amendment of the Company's bylaws in order to eliminate shareholder approval as a requirement for the Board of Directors to sell 10% or more of the Company's unrecoverable natural gas reserves in any one calendar year.

3. The election of two (2) Directors to hold office subject to the provisions of the bylaws for the term of three (3) years ending 2006, or until the election and qualification of their respective successors.

4. The ratification of the selection of Gorzynski, Felix and Gloekler, P.C., as the Company's independent auditors for the fiscal year ending December 31, 2003.

5. The transaction of such other and further business as may properly come before such meeting, or any adjournment or adjournments thereof.

	By resolution adopted by the Board of Directors, the close of business on _________________, 2003 has been fixed as the date of record for the meeting of shareholders and only holders of shares of stock of record at that time will be entitled to notice of, and to vote at, the meeting of shareholders or any adjournment or adjournments thereof.


	The Proxy Statement, form of proxy and an envelope for returning the proxy are being mailed with this Notice of Annual Meeting of Shareholders.



	BY ORDER OF THE BOARD OF DIRECTORS



	/s/ WILLIAM FUSTOS
	CHAIRMAN OF THE BOARD

North East, Pennsylvania
___________, 2003



IMPORTANT

REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THIS ANNUAL SHAREHOLDER'S MEETING, PLEASE MARK, DATE, SIGN, AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE TO ASSURE REPRESENTATION OF YOUR SHARES AND A QUORUM AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY WRITTEN NOTICE TO THE COMPANY OR BY ATTENDING THE MEETING PERSONALLY AND VOTING.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

__________, 2003





Dear Shareholders:

	Please find enclosed a Notice of the Annual Meeting of Shareholders to be held __________, 2003 at 10:00 a.m. at the Lake View Country Club, Route 89, North East, Pennsylvania 16428. Also enclosed is the proxy statement, the proxy and an envelope for returning the proxy.

      We look forward to meeting all shareholders at this year's Annual Meeting. If for any reason, a shareholder will not be attending, it is very Important that the shareholder execute the enclosed proxy designating the manner in which that person desires his or her shares to be voted, so that a quorum will be insured. No business will be transacted if a quorum is not present. You can help the Company avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly returning the enclosed proxy.

	Please note that this year's Annual Meeting will be a business meeting only.

	If any shareholder has a question about this year's annual meeting, please do not hesitate to contact Vineyard Oil & Gas Company.

						Sincerely,

						VINEYARD OIL & GAS COMPANY



					              James M. Reynard
					              Secretary

                                  TABLE OF CONTENTS

PROXY STATEMENT---------------------------------------------------------  1

VOTING AND PROXIES------------------------------------------------------  3

SUMMARY TERM SHEET------------------------------------------------------  5

PROPOSAL NO. 1
AUTHORIZATION FOR REVERSE STOCK SPLIT/FORWARD STOCK SPLIT--------------- 11

SPECIAL FACTORS
     Background--------------------------------------------------------- 12
     Purpose and Reasons for the Transaction---------------------------- 13 Potential Disadvantages-------------------------------------------- 15
     Alternatives Considered by the Board of Directors------------------ 16 Fairness of the Proposed Transaction------------------------------- 18
     Opinion of Schaffner Knight Minnaugh & Company, P.C.--------------- 20 Additional Factors Considered
      in Determining the Fairness of the Transaction-------------------- 22 Fairness to Remaining Shareholders--------------------------------- 23
     Certain Effects of the Proposed Transaction
      on the Company's Shareholders------------------------------------- 23
     Exchange of Fractional Share Certificates for Cash----------------- 25 Market for Common Stock and Dividends------------------------------ 25 Vote Required------------------------------------------------------ 26
     Voting Procedures and Revocability of Proxies---------------------- 26 Recommendation of the Board of Directors--------------------------- 26

PROPOSAL NO. 2 - AMENDMENT OF BYLAWS------------------------------------ 27

PROPOSAL NO. 3 - ELECTION OF DIRECTORS---------------------------------- 28

PROPOSAL NO. 4 - RATIFICATION OF SELECTION OF
 INDEPENDENT PUBLIC ACCOUNTANTS----------------------------------------- 31

OFFICER AND DIRECTOR COMPENSATION--------------------------------------- 32

BENEFICIAL OWNERSHIP OF SHARES------------------------------------------ 32

FINANCIAL INFORMATION--------------------------------------------------- 33

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE------------------------------- 34

MEETING AND COMMITTEES OF THE BOARD------------------------------------- 34

AUDIT COMMITTEE DISCLOSURE---------------------------------------------- 35

SHAREHOLDER PROPOSALS--------------------------------------------------- 35

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-------------------------- 35

EXPENSES OF SOLICITATION------------------------------------------------ 35

GENERAL----------------------------------------------------------------- 36

PRELIMINARY

                            VINEYARD OIL & GAS COMPANY

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON __________, 2003

TO OUR SHAREHOLDERS:

     This Proxy Statement is furnished to the Shareholders of Vineyard Oil & Gas Company for use at the Annual Meeting of shareholders on __________, 2003 (the "Annual Meeting") or any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The enclosed proxy is solicited on behalf of the Board of Directors of the Company and can be revoked at any time prior to the voting of the proxy (as provided herein). The cost of the proxies will be borne by the Company.

     Only shareholders of record at the close of business on __________, 2003 are entitled to receive notice of and to vote at the Annual meeting or any adjournment thereof. The outstanding voting securities of Vineyard as of such date consisted of 5,325,563 shares of common stock, no par value ("Common Stock"). The principal executive offices of Vineyard are located at 10299 West Main Road, North East, Pennsylvania 16428.

     Shareholders are entitled to one vote per share on all matters, except the election of directors, as to which cumulative voting applies. Under cumulative voting, each shareholder is entitled to cast as many votes as shall equal the number of shares held by the shareholder multiplied by the number of directors to be elected, and such votes may all be cast for a single director or may be distributed among the directors to be elected as the shareholder wishes. If a shareholder desires to cumulate his or her votes, the accompanying Proxy should be marked to indicate clearly that the shareholder desires to exercise the right to cumulate votes and to specify how the votes are to be allocated among the nominees for directors. For example, a shareholder may write "cumulate" on the Proxy and write below the name of the nominee or nominees for whom the shareholder desires to cast votes the number of votes to be cast for such nominee or nominees. Alternatively, without exercising his or her right to vote cumulatively, a shareholder may instruct the proxy holders not to vote for one or more of the nominees by lining through the name(s) of such nominee or nominees on the Proxy. If the Proxy is not marked with respect to the election of directors, authority will be granted to the persons named in the Proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible.

     Unless a contrary choice is indicated, all duly exercised executed proxies received by the Company will be voted as follows:

1. For the approval of an Amendment to the Company's Articles of Incorporation to effect a 1-for 1,875 reverse stock split of the Company's outstanding Common Stock. Shareholders holding fewer than 1,875 shares immediately following the reverse stock split will receive a cash payment of $0.3568 per share in lieu of the issuance of fractional shares. Followed by a 1,875-for-1 forward stock split Shareholders owning 1,875 or more shares will continue to represent their original shares of the corporation's common stock. This Transaction and related cash purchase by the Company of fractional shares resulting from the Reverse Stock Split is proposed to take the Company private.

2. For the approval of an amendment to the Company's By-Laws eliminating the Shareholder approval requirement for the sale of 10% or more of the Company's unrecoverable natural gas reserves in any one calendar year.

3. For the election of Robert Garfield and W. Eric Johnson as directors with a term of three (3) years ending 2006.

4. For the ratification of the Board's selection of Gorzynski, Felix and Gloekler, P.C. as the Company's independent auditors for the fiscal year ending December 31, 2003.

5. The proxies will be voted in accordance with the recommendation of management as to other matters, which may properly come before the Annual Meeting.





                                    IMPORTANT



THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Preliminary

                        FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoint William Fustos with full power of substitution, as proxy to represent the undersigned at the Annual Meeting of Shareholders of Vineyard Oil & Gas Company (the "Company") and any adjournments thereof, to vote all shares of common stock the undersigned would be entitled to vote as indicated upon all matters referred to herein and in their discretion upon any other matters which may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee, strike out the nominee name, listed below. If you wish to have your vote cast cumulatively in unequal proportions, please indicate in the space provided the number of votes to be cast for each nominee.

* The total number of votes, which you are entitled to cast for proposal 1, is equal to the number of shares of common stock which are owned by you.
1. PROPOSAL TO AUTHORIZE A 1 FOR 1,875 REVERSE STOCK SPLIT AND A 1,875 FOR
    1 FORWARD STOCK SPLIT OF OUR COMMON STOCK: (The Board of Directors recommends a vote FOR.)

________For		________Against		________Abstain

* The total number of votes, which you are entitled to cast for proposal 2, is equal to the number of shares of common stock which are owned by you.
2. PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO ELIMINATE SHAREHOLDER
    APPROVAL AS A REQUIREMENT FOR THE BOARD OF DIRECTORS TO SELL 10% OR
    MORE OF THE COMPANY'S UNRECOVERABLE NATURAL GAS RESERVES:
        (The Board of Directors recommends a vote FOR .)

________For		________Against		________Abstain

* The total number of votes, which you are entitled to cast for proposal 3, is equal to two times the number of shares of common stock which are owned by you.
3. ELECTION OF TWO DIRECTORS WITH TERMS TO EXPIRE 2006: (The Board of
    Directors recommends a vote FOR each nominee equally.)

Robert Garfield    (   )                                   number of shares

W. Eric Johnson    (   )                                   number of shares

* The total number of votes, which you are entitled to cast for proposal 4, is equal to the number of shares of common stock which are owned by you.

     4. PROPOSAL TO RATIFY THE SELECTION OF GORZYNSKI, FELIX AND GLOEKLER, P.C. as independent public accountants for the Company for the fiscal year ending December 31, 2003
        (The Board of Directors recommends a vote FOR.)

________For		________Against		________Abstain

* The total number of votes, which you are entitled to cast for proposal 5, is equal to the number of shares of common stock which are owned by you.
4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
    (The Board of Directors recommends a vote FOR.)

       ________For		________Against		________Abstain


When properly executed, the shares of common stock represented by this proxy will be voted as directed. If no direction is indicated, the shares of common stock will be voted "FOR" proposals 1, 2, 4 and 5 and equally divided for proposal 3.


                 PLEASE DATE, SIGN, AND MAIL YOUR PROXY PROMPTLY



Dated:____________________, 2003		_____________________________________
                                                 Signature of Shareholder


                                          _____________________________________
                                                 Signature of Shareholder




If the shares are issued in the names of two or more persons, each person
Must sign the proxy. If the shares are issued in the name of a corporation or A partnership, please sign in the corporation's name by the president or other authorized officer or in the partnership name by an authorized person.

     Please sign exactly as your name appears on this proxy and return this proxy promptly in the accompanying postage paid envelope. When signing as Attorney, Executor, Administrator, Trustee, Guardian or any other representative capacity, please give your full title as such.


Note:
o    Copies of the Annual Report will be available at the Annual Meeting.
o Financial information is available by visiting our website - vineyardoilandgas.com

                                SUMMARY TERM SHEET

This summary highlights selected information and may not contain all of the information that is important to you. To better understand the terms and conditions of the Reverse Stock Split, as well as the consequent Amendment to the Company's Certificate of Incorporation, you should carefully read this entire document, its attachments and the other documents to which we refer.

WHAT IS THE COMPANY PROPOSING?
     The company is proposing a 1 for 1,875 reverse stock split of the Common Stock of Vineyard followed by a 1,875 for 1 forward stock split of the Common Stock of Vineyard ("Transaction"). If the transaction is approved and completed:

o Vineyard shareholders holding fewer than 1,875 shares of Common Stock immediately prior to the reverse stock split ("fractional holders") will receive a cash payment from Vineyard of $0.3568 per share, without interest, for each share of Common Stock held immediately prior to the reverse stock split, and will no longer be shareholders of Vineyard;

o Vineyard shareholders holding 1,875 or more shares immediately prior to the effective time of the reverse stock split will continue to hold the same number of shares of Common Stock after completion of the Transaction and will not receive any cash payment.

O The Board has retained for itself the absolute authority to reject (and not implement) the transaction (even after approval by the shareholders) if it determines subsequently that the transaction is not then in the best interests of the Company or its shareholders. The Board felt that is fairness to all shareholders, including unaffiliated shareholders that are cashed out and those who are not cashed out, they need to retain the ability to reject the transaction at any point in time. It is the Boards intention to execute the transaction immediately upon approval, however unforeseen delays could allow time for events to occur, changing the effects of the transaction on all shareholders.

WHY IS THE COMPANY PROPOSING THIS TRANSACTION?
o The transaction and payment of cash in lieu of fractional shares to the fractional holders has been unanimously approved by the Board of Directors as an option that should be available to the Company and is proposed to reduce the number of shareholders of record to less than 300, thereby allowing the Company to terminate its registration under the Securities Exchange Act of 1934 ("Exchange Act"). For purposes of this writing, termination of the company's registration under the Exchange Act will be referred to as "Going Private";

o The Company believes, based upon historical information, that it may save at least $60,000 per year in costs associated with being a public reporting company. These cost are related to the administrative burden associated with filing reports and otherwise complying with the requirements of registration under the exchange act. The company would no longer be required to file annual and quarterly reports with the Securities and Exchange Commission ("SEC");

o The transaction will also give the company the opportunity to reduce the expense and burden of dealing with a large number of shareholders holding small positions in Vineyard stock; and

o Cause minimal disruption to shareholders owning 1,875 or more shares of Common Stock.

WHAT ARE THE PURPOSES OF AND REASONS FOR THE TRANSACTION?

o Because the Company has more than 300 shareholders of record and its common stock is registered under Section 12(g) of the Exchange Act, the Company is required to comply with the disclosure and reporting requirements under the Act. Vineyard and its shareholders receive little benefit from Vineyard being a public company because of Vineyard's very small size, the lack of analyst coverage and the very limited trading in Vineyard's stock (1 trade in the last 3 years). The Board determined that the increasing costs of public reporting were not warranted and the Company's status as a public company places significant financial burdens and legal risks on the Company. It is the board's intention, upon approval and execution of the transaction, to terminate Vineyard's registration under the Exchange Act and cease all required reporting under the act.

o As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public company in general, and the cost of remaining a public company in particular, are expected to increase dramatically in the near future. Moreover, new legislation, such as the recently enacted Sarbanes Oxley Act of 2002, will have the effect of increasing the burdens and potential liabilities of being a public reporting company. This and other proposed legislation will likely increase audit fees and other costs of compliance, such as attorneys' fees, and by increasing potential liability of officers and directors will likely result in further increases in insurance premiums.

o In light of the Company's current size and resources, the Board does not believe that such costs are justified, and believes that it is in the Company's best interests to eliminate the administrative and financial burdens associated with being and remaining a public company. The Company's Board of Directors considered the following factors when recommending the Transaction:

        The cost savings per year that the Company expects to realize as a result of the deregistration of the Company's common stock and the decrease in expenses relating to servicing shareholders holding small positions in the Company's common stock can be quantified as follows;
          o The company had retained an outside CPA consultant to specifically review and write the quarterly and annual reports, required by publicly registered companies, at an annual cost of $23,000. This cost would no longer be necessary by deregistering the company.
          o The company retains an independent outside Certified Public Accounting firm to conduct the required quarterly reviews and year end audit. By deregistering the company, the independent accounting costs are anticipated to be reduced by $20,000.

          o The company expends time and manpower to accommodate the quarterly and annual filings, required by registered companies, as well as incidental shareholder maintenance activities. Although the "general and administrative" costs are fixed costs to the company, significant reallocation of the company's time and manpower can be achieved, adding value in excess of $10,000 of human resource value.
          o The company estimates that legal expense associated with the company being registered is estimated to be, conservatively,
             $5,000.  This legal expense would be avoided after deregistering.
          o  The company did not subscribe to a Directors and Officers insurance policy before the Sarbanes Oxley Act became enacted.  Although it is unclear at this time whether or not the company would continue this policy at its annual premium of $13,000 it is expected that the premium would be less, as a non-publicly traded company.
          o The company believes that a savings of approximately $5,000 will be realized, post deregistration, due to a reduction in mailing, printing, meeting venue, communication and other related costs to accommodate shareholders of a publicly traded company.

        The fact that the Company has not been able to realize many of the benefits associated with being a publicly-traded company, such as enhanced shareholder value and access to capital markets due to the limited liquidity and low market price of the Company's common stock;

        The belief that the Company's shareholders have not benefited proportionately from the costs of registration and trading of its common stock, principally as a result of the non-existent trading market for its common stock, and a practical limitation of the Company's shareholders' abilities to sell their shares in the open market, thereby effectively rendering their investment illiquid.

        The purposes and reasons for the Transaction are discussed below under "SPECIAL FACTORS - Purpose and Reasons for the Transaction."

WHAT WILL I RECEIVE IF THE TRANSACTION IS APPROVED?
  If the Transaction is approved by the shareholders and implemented by the Board of Directors:

o Vineyard shareholders holding fewer than 1,875 shares of Common Stock immediately prior to the reverse stock split ("fractional holders") will receive a cash payment from Vineyard of $0.3568 per share, without interest, for each share of Common Stock held immediately prior to the reverse stock split, and will no longer be shareholders of Vineyard.

o Vineyard shareholders holding 1,875 or more shares immediately prior to the effective time of the reverse stock split will continue to hold the same number of shares of Common Stock after completion of the Transaction and will not receive any cash payment.

o The procedure for this exchange and the payment of cash in lieu of fractional shares is described below under the caption "PROPOSAL ONE - Exchange of Certificates and Payment of Fractional Shares."

HOW DID THE BOARD OF DIRECTORS DETERMINE THE FAIRNESS OF THE TRANSACTION?

o In early 2003, the Board of Directors decided to explore a "going private" transaction by means of a Reverse Stock Split.

o The "going private" transaction was subject to a number of conditions including the receipt of a fairness opinion from the financial advisor that the transaction is fair to the Company's shareholders, and approval by the Company's shareholders.

o With respect to the valuation, the board of Directors engaged Schaffner Knight Minnaugh & Company, P.C., an independent valuation firm, to determine the fair value of the fractional shares to be paid in cash in the Reverse Stock Split.

o The Board of Directors determined that the Transaction was fair to all shareholders, including unaffiliated shareholders who are cashed out and those who are not cashed out, based on the liquidity opportunity provided in the absence of an active trading market, and the benefit to continuing shareholders of reduced expenses.

      The Transaction will provide the Company's affiliated and unaffiliated shareholders holding less than 1,875 shares with liquidity, by allowing them to liquidate their investment for cash.

      There are a large number of shareholders who own limited amount of the Company's shares, and whose liquidity is reduced because there is essentially no market for such shares. The Transaction will allow such shareholders to liquidate their holdings at a fair value. See "SPECIAL FACTORS - Fairness of the Reverse Stock Split."

o Schaffner Knight Minnaugh & Company, P.C. opined to the Board of Directors that a value of $0.3568 per share of Existing Common Stock in connection with the Reverse Stock Split is fair from a financial point of view to the shareholders, including unaffiliated shareholders of the Company's common stock. The Board of Directors adopted the opinion of Schaffner Knight Minnaugh & Company, P.C. See "SPECIAL FACTORS - Opinion of Schaffner Knight Minnaugh & Company, P.C. Advisors."

DO I HAVE APPRAISAL OR DISSENTER'S RIGHTS?

o No appraisal or dissenters' rights are available under Pennsylvania law to shareholders who dissent from the Transaction. There may exist other rights or actions under Pennsylvania law or federal or state securities laws for shareholders who can demonstrate that they have been damaged by the Transaction. Although the nature and extent of such rights or actions are uncertain any may vary depending upon facts or circumstances, shareholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

WHAT ARE THE PRINCIPAL ADVANTAGES OF THE TRANSACTION?

o Currently, essentially no trading market exists for the Company's securities. Historically there has been one trade over the past three years. Cashing out fractional shares in a Reverse Stock Split will permit shareholders, including unaffiliated shareholders to obtain cash for their otherwise illiquid share holdings without incurring brokerage or other transaction costs at a fair value.

o The Company believes, based upon historical information, that it may save at least $60,000 per year in costs associated with being a public reporting company.

o The Board of Directors further concluded that, given the lack of a meaningful market for the Company's Common Stock, the Transaction afforded shareholders holding fewer than 1,875 shares, an opportunity to receive fair value for their shares. In addition, the Board believes that the Transaction constitutes the most expeditious, efficient, cost effective and fairest method to convert the Company from a reporting company to a privately held non-reporting company in comparison to other alternatives considered by the Company. Please read the discussion under
     "SPECIAL FACTORS - Alternatives Considered by the Board of Directors."

o To review the principal advantages of the Transaction in greater detail, please read the discussions under "SPECIAL FACTORS - Purpose and Reasons for the Transaction."

WHAT ARE THE PRINCIPAL DISADVANTAGES OF THE TRANSACTION?

o Shareholders who are cashed-out completely will no longer have any ownership or voting rights in the Company and will not be able to participate in any future growth or profits that the Company may experience.

o If the Transaction is effected, the Company will become a private company, and there will be no opportunity for a public market for the Company's securities to develop unless the Company re-registers under the Exchange Act in the future, which is not anticipated at this time.

o Information regarding Vineyard that has routinely been publicly available to its shareholders would be greatly reduced as a result of the termination of registration under the Exchange Act. Vineyard will no longer be required to report annual and quarterly financial information.

o To review the principal disadvantages of the Transaction in greater detail, please read the discussion under "SPECIAL FACTORS - Purpose and Reasons for The Transaction."

WHAT ARE THE TAX IMPLICATIONS OF THE TRANSACTION?

The following discussion summarizing certain federal income tax consequences is based on current law and is included for general information only. Tax matters are very complicated, and the tax consequences to you of the Transaction will depend on your own situation. Shareholders should consult their own tax advisors as to the federal, state, local and foreign tax effects of the Transaction in light of their individual circumstances.

We believe that the Transaction will have the following federal income tax consequences:

o The Transaction should result in no material federal income tax consequence to Vineyard.

o The receipt of cash in the Transaction by fractional holders will be taxable for Federal income tax purposes.

o Shareholders who own 1,875 or more shares of our Common Stock immediately prior to the reverse stock split will not recognize any gain or loss in connection with the Transaction.

WHOM DO I CALL IF I HAVE QUESTIONS?

o If you have any questions, require assistance or need additional copies of this Proxy Statement, you should contact Steve Millis, President of the Company at (814) 725-8742.

                                  PROPOSAL NO. 1

   AUTHORIZATION OF A 1 FOR 1,875 REVERSE STOCK SPLIT AND A 1,875 FOR 1 FORWARD
                          STOCK SPLIT OF OUR COMMON STOCK


     You are being asked in Proposal No. 1 to vote for two proposed amendments to the Company's Articles of Incorporation ("Amendments") which will grant to the Board of Directors the authority to eliminate the authorized but unissued preferred stock and to effect a 1-for-1,875 reverse stock split ("Reverse Split") of all outstanding shares of the Company's common stock, to be followed by a 1,875-for-1 forward stock split ("Forward Split") of the Company's common stock held by holders of record of 1,875 or more shares of our common stock immediately prior to the reverse stock split. If the Proposal is approved by the Shareholders, the Board may at any time within 12 months following approval, authorize the filing of the Amendment to the Company's Articles of Incorporation which shall read as follows:

  Reverse Split.  To effect the Reverse Split Article 5 of the Company's
                  Articles of Incorporation shall be amended and restated to read as follows:

"5. As of the Effective Date of the filing of the Articles of Amendment containing this Amendment with the Pennsylvania Secretary of State, the fifth Article of the Articles of Incorporation of Vineyard Oil & Gas Company shall be amended to provide that every 1,875 shares of common stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of common stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional share shall be issued in connection with the foregoing stock split to any holder of less than 1,875 shares. In lieu of any interest in a fractional share of common stock to which a shareholder holding less than 1,875 shares would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount equal to the fair value, as determined by the Board of Directors, of such fractional share as of the Effective Date of the foregoing split. The aggregate number of shares which the Corporation is authorized to issue is 15,000,000 shares of common stock with no par value and all references to Preferred Stock in the Fifth Article shall be eliminated."

  Forward Split.  To effect the Forward Split Article 5 of the Company's
                  Articles of Incorporation shall be amended and restated to read as follows:

"5. As of the Effective Date of the filling of the Articles of Amendment containing this Amendment with the Pennsylvania Secretary of State, the fifth Article of the Articles of Incorporation of Vineyard Oil & Gas Company shall be amended to provide that every 1 share of common stock shall without further action by this Corporation or the holder thereof be charged into and automatically become 1,875 shares of common stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation. The aggregate number of shares which the Corporation is authorized to issue is 15,000,000 shares of common stock with no par value and all references to Preferred Stock in the Fifth Article shall be eliminated."

The Transaction is proposed in order to take the Company private. The principal reason for "going private" is to relieve the Company of the increased costs, burdens and risks of remaining a public company.

General

The Board of Directors has unanimously adopted a resolution approving, and recommending to shareholders for approval an amendment to the Company's Articles of Incorporation to eliminate the authorized but unissued preferred stock and to effect the proposed 1 for 1,875 Reverse Stock Split of its issued and outstanding common stock, followed immediately by a 1,875 for 1 Forward Stock Split.

The purpose for the reverse stock split is to decrease the number of outstanding shares to below 300 so that Vineyard may terminate its registration under the Exchange Act. Vineyard will immediately follow the reverse stock split with a forward stock split to (a) limit the disruption to the holders of 1,875 or more shares of common stock who are not being cashed out in the Transaction and (b) reduce the costs of the Transaction by avoiding cost associated with cashing out the fractional shares of the holders of 1,875 of more shares of common stock and reissuing stock certificates to such shareholders. The proposed amendment will not change the number of authorized shares of Common Stock or the par value of the shares of Common Stock.

No fractions of shares will be issued to fractional holders in connection with the Transaction and, after the Transaction, no fractional holder will have any further interest as a shareholder of Vineyard. Fractional holders shall be entitled to receive $0.3568 per share of Common Stock held immediately prior to the reverse stock split.

If the shareholders approve the Transaction, the Company intends to file the amendment to the Company's Certificate of Incorporation with the Secretary of State of Pennsylvania (the "Secretary of State"). The Transaction will become effective on the date the amendment is filed with the Secretary of State, or such later date as is specified in the filing. The Reverse Split is expected to occur at 6:00 p.m. on the Effective Date and the Forward Split is expected to occur at 6:01 p.m. on the Effective Date.

                                SPECIAL FACTORS
Background

During the first half of 2003, the Company's Board of Directors had a number of informal discussions with management involving the issue of the Company continuing to keep its common stock registered under the applicable provisions of the Exchange Act or whether it would be in the best interests of the Company and its shareholders to engage in a "going private" transaction that would result in the Company's Existing Common Stock becoming eligible for termination of registration under the Act.

The "going private" concept has been an idea whose precise genius cannot be determined. The generally accepted notion that the company was technically a public entity, but without the benefits corporately, for the shareholders, became apparent sometime in the mid to late 1980's.

Noticing that, for at least the past 15 years, the company was hard pressed to get the requisite number of shareholder proxies needed to obtain a quorum at annual shareholders' meetings, combined with attendance of barely a dozen shareholders (out of approximately 1,000), the Board of Directors took note of the shareholder apathy towards being public.

Shareholders' have historically questioned why the company maintained its public status and sought justification for that cost to management. To identify an initiator of any idea or negotiation would diminish the role that the Board of Directors or Management is now taking to accommodate the reality of the situation: that the company does not enjoy the benefits associated with being publicly traded, yet must incur the cost associated with this status.

In deciding to undertake the "going private" transaction at this time, as opposed to other times in the Company's operating history, the Board of Directors considered a number of factors (refer to "Purpose and Reasons for the Transaction").

After taking into account all of the benefits and disadvantages (refer to section "SUMMARY TERM SHEET - WHAT ARE THE PRINCIPAL DISADVANTAGES OF THE TRANSACTION?" and "Potential Disadvantages") of the Company's registration under the Exchange Act at the present time, the Board has concluded that the continued monetary and human resource expense of such registration is unjustified given the Company's inability to effectively take advantage of many of the benefits of public registration. The board believes that it is in the Company's best interests to eliminate the administrative and financial burdens associated with being and remaining a public company.

The Board reasonably believes that many shareholders, including unaffiliated shareholders will welcome a "going private" transaction, because it will provide them with liquidity by allowing them to liquidate their investment for cash.

The "going private" proposal is being made at this time because the sooner the proposal can be implemented, the sooner the Company will cease to incur the expenses and burdens of being a public company, which are only expected to increase significantly. Also, the sooner shareholders that are to receive cash in this transaction will receive and be able to reinvest or otherwise make use of such cash payments.

Purpose and Reasons for the Transaction

Because the Company has more than 300 shareholders of record and its common stock is registered under Section 12(g) of the Exchange Act, the Company is required to comply with the disclosure and reporting requirements under the Act. Since shareholders are not currently realizing many of the principal benefits of public ownership, the Board determined that the increasing costs of public reporting were not warranted as Company's status as a public company places significant financial burdens and legal risks on the Company.

Historically, the legal and accounting costs associated with the creation and filing of the annual and quarterly reports (10KSB and 10QSB) and other filing obligations comprise a significant overhead expense (exceeding $60,000 annually). Also see, "Summary Term Sheet - What Are the Purposes of and Reasons for The Transaction?" These costs are expected to increase. Increased disclosures and imposed certifications required by the recently enacted Sarbanes-Oxley act have increased the company's reliance on professional assistance, therefore increasing costs. Shortened reporting deadlines being imposed in the near future are expected to again increase expenses associated with our audit and report preparation.

As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public company in general, and the cost of remaining a public company in particular are expected to increase dramatically in the near future. For example, the Company's directors' and officers' insurance premiums are expected to increase upon renewal. Moreover, new legislation, such as the recently enacted Sarbanes-Oxley Act of 2002, will have the effect of increasing the burdens and the potential liabilities of being a public reporting company.
This and other proposed legislation will likely increase audit fees and other costs of compliance such as attorneys' fees, and by increasing the potential liability of officers and directors will likely result in further increases in insurance premiums. In light of the Company's current size and resources, the Board does not believe that such costs are justified. Therefore, the Company's Board believes that it is in its best interests to eliminate the administrative and financial burdens associated with being and remaining a public company.

The Transaction has been unanimously approved by the Company's Board of Directors. The purpose being to take the Company private by reducing the number of shareholders of record to less than 300, thereby permitting shareholders holding fewer than 1,875 shares, including unaffiliated shareholders to liquidate their shares at a fair value; and relieving the Company of the costs associated with being public and the required filing of periodic reports and other documents with the SEC.

The Board of Directors believes that there is essentially no market for the Company's Common Stock and it is difficult for a shareholder to cash out.

The Board also recognized the concerns of a large number of the Company's shareholders owning limited amounts of the Company's shares where there is no market or ability to liquidate. The Reverse Stock Split portion of the Transaction will allow such shareholders to liquidate their holdings at a fair value. In addition, because of the small size of the Company, the essentially non-existent trading market, and the limited liquidity of the Existing Common Stock, the Company has not been able to utilize the shares as a source of financing for its capital needs. For these reasons, the Company has not been able to realize the principal benefits of public ownership and since the Company's management does not expect any changes in this situation for the foreseeable future, the Board determined that the costs of remaining a public company were not warranted.

As a private company, the Company's management will be able to better focus their time and efforts on the operation of the Company's business.

The Board of Directors believes that there are considerable costs and burdens to the Company in remaining a public reporting company. To comply with its obligations under the Exchange Act, the Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from the termination of registration of the Company's common stock include: lower printing and mailing costs; reduced reporting and disclosure requirements due to the Company's private status; and such as word processing costs and preparing electronic filings in the EDGAR format prescribed by the SEC. The Company also believes that there will be a significant reduction in audit and legal fees, and there will be additional savings in director and officer liability insurance once the Company is no longer subject to the reporting requirements of the Exchange Act. The Company also incurs substantial indirect costs as a result of executive time expended to prepare and review such Exchange Act filings. The termination of the registration of the Company's common stock is expected to effectively eliminate or at least substantially reduce many of these costs.

The Company also expects the Transaction to substantially reduce the costs of servicing shareholder accounts. The costs of printing and mailing materials to shareholders increases for each shareholder account, regardless of the number of shares held by the shareholder. Many of the Company's shareholders hold a relatively small number of shares, and the cost of servicing such accounts is disproportionate to the size of the holdings.

Based on its experience in prior years, the Company believes that overall savings of at least $60,000 annually may be realized by "going private." This amount, however, is just an estimate, and the actual savings to be realized may be higher or lower than such estimate.

Shareholders, including unaffiliated shareholders will benefit from the reverse stock split portion of the Transaction in that each shareholder owning less than 1,875 shares of Common Stock will receive in exchange for each share of Common Stock cash in the amount of $0.3568.

If the Transaction is approved and implemented using the proposed formula, the number of shareholders of record of the Company's common shares will be fewer than 300. The Company intends to terminate the registration of its common stock under the Exchange Act pursuant to Section 12 of the Exchange Act. Following the Transaction, the decision by the Company to terminate Exchange Act registration does not require shareholder approval and will not be voted on at the Annual Meeting. The Company's duty to file periodic reports with the SEC, such as quarterly and annual reports, will end once the Company has less than 300 shareholders of record.

The Company's Board of Directors on September 11, 2003 approved, subject to approval by the Company's shareholders, a proposal to authorize the Board of Directors to effect the Transaction and the Amendment to the Company's Articles of Incorporation at such time within 12 months subsequent to the Shareholder approval if the necessary funds can be arranged and the Board in its discretion believe that the consummation continues to be in the best interest of the Shareholders and the Company.

Potential Disadvantages

While the Company believes the Transaction will result in the benefits described above and elsewhere, several disadvantages should also be noted. The ownership interest of shareholders holding less than 1,875 shares will be terminated and such shareholders will not participate in the future growth or profits, if any, of the Company. The Company will become a private company, and continuing shareholders will not have the opportunity for a public market for the Company's securities to develop unless the Company re-registers under the Exchange Act in the future, which is not anticipated at this time.

After the Transaction, the Company will terminate the registration of its common stock under the Exchange Act and the Company will no longer be subject to the reporting requirements under the Exchange Act. As a result of the termination of the Company's reporting obligations under the Exchange Act:

o Vineyard will no longer be required to prepare and file, among other things, the following Exchange Act reports:

         1) Quarterly reports on Form 10-QSB

         2) Annual Reports on Form 10-KSB
         3) Proxy statements and annual reports to shareholders as required under the Exchange Act; and
         4) Current reports on Form 8-K

o The reporting requirements and restrictions of the Exchange Act and, significantly, the reporting provisions of Section 16, will no longer apply to executive officers, directors and 10% shareholders of the Company.

Alternatives Considered by the Board of Directors

The Board of Directors considered alternative transactions to reduce the number of shareholders and ultimately determined that the proposed Transaction was the preferred method. The Board of Directors considered the following alternative strategies:

  Issuer Tender Offer. The Board of Directors considered, in concept, an issuer tender offer by which the Company would offer to repurchase shares of the Company's outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit the Company to reduce the number of shareholders below 300, and to terminate its SEC reporting requirements. The Board was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be higher than the costs of the proposed Transaction, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that a significant number of shares would be tendered. Since an issuer tender offer would not necessarily meet the Company's objective of reducing the number of shareholders below 300, the Board did not address or consider potential purchase prices to be offered in an issuer tender offer.

  Purchase of Shares in the Open Market. Attempting to purchase shares in the open market was a reasonable strategy alternatively to the reverse stock split. However, the shareholders holding only the fewest shares would have been the exclusive candidates for purchase. These shareholders have exhibited the most apathy regarding their position in the company, and the Board of Directors simply made a strategic business decision in favor of the reverse stock split to fairly accomplish reducing the number of shareholders.

  Liquidation. The Board also considered an orderly liquidation of the Company and distribution of the net proceeds. In its discussion, the board assumed that Vineyard would be able to sell its assets for no more than net book value and would incur costs in doing so. Furthermore, given the need to sell all of the Company's properties within a relatively short period of time in the context of a full liquidation, the Company's management estimated that it is likely that the prices that would be received for the assets would be lower in a fire-sale or liquidation type of sale.

The Board determined that a liquidation of the Company was not appropriate at the present time. Assuming the net book value per share (refer to the section titled "FINANCIAL INFORMATION") as the "best case" scenario for liquidation purposes, the proposed transaction will liquidate the fractional holders at a higher per share rate. Shareholders holding more than 1,875 shares, subsequent to approval and execution of the proposed Transaction, will remain unaffected by the transaction. Although the Board did not determine a specific "going concern" value for Vineyard it is believed that some value exists. Therefore it did not appear practical or fair to all shareholders, including unaffiliated shareholders to liquidate.

  Merger or other Business Combination. The company had two separate discussions with other companies to explore the potential for merger. Vineyard was approached in 2000, with a tentative offer of between $0.11 and $0.25 per share. The board considered this tentative offer to be unacceptable. The company was also approached in 1998, with a tentative offer whereby a non public company would create shares in their entity, and issue one share for each two of our shares, to effect a merger/sale. This company's valuation of it's "to becreated" shares, was based upon forward-looking projections and not on commonly accepted valuation methods. Vineyard's Board rejected the tentative offer.

Given Vineyard's unique position as a marketer of natural gas, producer of natural gas and oil and it's pipeline operations, the Board of Directors believed that a value should be established for the Company's stock proportionate to the merger candidate. In both cases however, Vineyard was not given a value calculated as the current method would.

To approach a similar company, at this time, to pursue merger negotiations, was thought to be entering into a situation where our company's size and further depleted reserves would again, bargain for our shareholders, from a position of weakness.

Furthermore, the fractional holder, who stands to receive a cash payment from the proposed Transaction, will immediately benefit, rather than the moratoriums placed upon shareholders under the merger propositions commonly proffered under merger proposals.

The possibility that a third party would offer a fair value to the Company's shareholders was, in the view of the Board, remote. Current conditions in our area of the oil and gas market severely limit the universe of potential merger or acquisition candidates. Vineyard's oil and gas wells are located primarily within Erie County, Pennsylvania and Chautauqua County, New York. This grouping of wells, along with the associated gathering pipelines, could only strategically fit along with companies who have gas and oil wells proximate to Vineyard's wells. The company's gas marketing business segment, is a specialized enterprise commonly separate and distinct in our industry. Finding a company that specializes in gas marketing and equity production, that is located within or near our production field, makes suitable acquisition candidates, even more unlikely. This would leave the company the option of segmenting the business segments and offering them for sale, but again, to a limited universe of candidates.

  Maintaining the Status Quo. The Board considered the alternative of taking no action. However, due to the Company's significant and increasing costs of compliance under the Exchange Act, especially in relation to the Company's overall expenses and cash flow, the Board believes that taking no action at this time is not in the best interests of the Company. The Company estimates that at least $60,000 of additional annual expenses may continue to be incurred if the Company continues to be a reporting Company under the Exchange Act. This estimate is based substantially on past experience, and may not necessarily be indicative of actual future expenses in view of the additional requirements of the Sarbanes-Oxley Act of 2002 and related SEC rules. The Company is not able to estimate at this time the costs of full compliance with all of the recently proposed and issued rules related to the Sarbanes-Oxley Act of 2002, but expects significant increases.

The Board of Directors believes that all parties are served by efficiently allowing the company to employ it's unique combination of energy related assets, while not having to bear the costs of being public. At the same time, the smallest shareholders ("fractional holders") are given cash for their shares at a value consistent with fairness and devoid of liquidation, time value and other costs.

Fairness of the Proposed Transaction

The Board of Directors believes that:

o The Transaction is fair to, and in the best interest of , Vineyard and its shareholders, including unaffiliated shareholders who are cashed out and those who are not cashed out; and

o The process by which the Transaction is to be approved is fair to Vineyard and its shareholders, including unaffiliated shareholders who are cashed out and those who are not cashed out.

In deciding upon the fairness of the Transaction, the board of directors gave consideration to numerous factors, including those described in "Purpose and Reasons for the Transaction." In reaching its conclusion, the board did not assign any relative or specific weights to the various factors considered, except as specifically described below. Individual directors may have given differing weights to different factors.

At its meeting on September 11, 2003, the board first considered whether it was in the best interest of Vineyard and its shareholders to engage in a transaction to reduce the number of shareholders in order to terminate Vineyard's status as a reporting company under the Exchange Act. The board considered the following positive factors in determining that it was in the best interests of Vineyard and its shareholders to engage in a transaction:

o Vineyard and its shareholders receive little benefit from Vineyard being a public company because of Vineyard's small size, the lack of analyst coverage and the very limited trading in Vineyard's stock.

o Terminating Vineyard's registration under the Exchange Act and reducing the number of shareholders would reduce Vineyard's annual out-of-pocket expenses by approximately $60,000 and save management considerable time and effort that is currently being expended to comply with Exchange Act provisions.

o The costs of remaining a public company appear to be increasing as a result of the enactment of the Sarbanes-Oxley Act of 2002.

o Small shareholders would receive cash for their interests in any such transaction without payment of disproportionately high brokerage costs.

o The two-step structure of the Transaction will limit the disruption caused to the holders of 1,875 or more shares of Common Stock who are not being cashed out in the Transaction by avoiding the requirement that such shareholders forward their stock certificates to Vineyard in exchange for
      (a) cash for fractional shares of Common Stock and (b) replacement stock certificates for whole shares of Common Stock.

The board considered the following negative factors in determining whether it was in the best interest of Vineyard and its shareholders to terminate the registration of Vineyard's Common Stock under the Exchange Act:

o Information regarding Vineyard that would be available to its shareholders would be reduced as a result of the termination.

o The ability of shareholders of Vineyard to engage in transactions in with Vineyard stock in public markets may be reduced. However, based on the historically low trading volume, this factor would have a limited impact on the shareholders.

o Shareholders would lose certain protections currently provided under the Exchange Act, such as limitations on short-swing transaction by executive officers and directors under Section 16 of the Exchange Act.

o     Vineyard would incur costs in engaging in any such transaction.

After consideration of these factors, the board of directors determined that the benefits of terminating Vineyard's registration under the Exchange Act outweighed the detriments to Vineyard and its shareholders, including unaffiliated shareholders that are not cashed out in the Transaction.

After considering several different forms of transactions (refer to "Alternatives Considered by the Board of Directors" above) at its meeting on September 11, 2003, the board determined to conduct a reverse stock split followed by a forward stock split in order to ensure that Vineyard would have fewer than 300 shareholders of record, which is necessary to terminate the registration of Vineyard's Common Stock under the Exchange Act, and to minimize the disruption to shareholders not being cashed out. The board considered the fact that small shareholders would not have a choice as to whether to sell their shares in this form or transaction, but also took into account that the economic interests represented by their shares were very small and that the such holders could remain shareholders if they so desired by increasing their share ownership to 1,875 shares.

The board selected 1,875 shares as the ownership minimum because it would ensure that, after completion of the Transaction, the number of record shareholders would be fewer that the 300 shareholder threshold necessary to terminate registration with the SEC, it would substantially reduce the number of shareholders of record of Vineyard and it would require the repurchase of a relatively small number of shares (approximately 397,226 shares, or 7.5% of Vineyard's outstanding shares).

Opinion of Schaffner Knight Minnaugh & Company, P.C.

In early 2003, the Board of Directors of the Company retained Schaffner Knight Minnaugh & Company, P.C., 1001 State Street, Suite 1300 Erie, PA 16510, Telephone 814) 454-1997 ("the Firm") to render an opinion, from a financial viewpoint, on a range of proposed purchase prices for fractional shares of the Company to be acquired in the proposed going private transaction ("Opinion"). In requesting the Firm's fairness opinion, the Board did not give any special instructions or impose any limitations upon the scope of the investigations that the Firm necessary to enable it to deliver its Opinion.

The Board received an Opinion, dated August 4, 2003, from the Firm, relating to the fairness of the consideration to be offered to shareholders. The Opinion stated that the purchase price in the amount of $0.3568 per share for fractional shares of the Company's Existing Common Stock. The board adopted the opinion and deemed the amount of $0.3568 per share to be fair to the shareholders, including unaffiliated shareholders.

The following individuals represented the firm in relation to the valuation report. Their qualifications are as follows:

           James A. Schaffner, CPA, CVA
              o Managing Principal of the firm
              o Certified Public Accountant Designation - 1971
              o Certified Valuation Analyst Designation - 1998

           Daniel E. Sloppy, CPA, CVA, MBA
              o Manager
              o Certified Public Accountant Designation - 1991
              o Certified Valuation Analyst Designation - 1999

The value to be determined is fair value as of the valuation date. Fair value is the price as which property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of the relevant facts, but will not consider premiums or discounts for control, minority interest, or lack of marketability.

The opinion of fair value is the result of a detailed analysis including data accumulations, qualitative analysis, financial analysis, and selection of appropriate valuation criteria. All of the foregoing are then combined with informed professional judgement to produce a reasonable opinion of fair market value.

The valuation was performed in a manner consistent with the guidelines set forth in Revenue Ruling 59-60, C.B. 1959-1.237. This revenue ruling was originally formulated for federal estate and gift tax purposes, its general approaches, methods, and factors to be considered are very useful when valuing a closely held business.

The firm has no present or contemplated financial interest in Vineyard Oil and Gas Company. Their fees, for this evaluation, are based upon normal billing rates, and are in no way contingent upon the results of their findings. The firm has no responsibility to update the report for events and circumstances occurring subsequent to the date of the report.

The report has been prepared for the specific purpose of valuing the common stock of Vineyard Oil & Gas Company in conjunction with the Company's proposed common stock restructuring and is intended for no other purpose. The firm took no part in determining the amount of consideration to be paid or recommended the amount of consideration to be paid.

The firm chose the Net Asset Value Method as the method of valuation. In utilizing this method several "balance sheet" items were adjusted to better represent a fair market value. Accounts Receivable were adjusted downward $270,000 to conservatively anticipate a settlement related to an official complaint filed with the Pennsylvania Utility Commission (refer to "Note - 7 in form 10QSB as of 03/31/03). In relation to this situation Accounts payable was adjusted downward by $195,000. The Allowance for doubtful accounts increased $56,362 to anticipate a possible collectability situation with a gas delivery matter ($50,000) and a deficiency in assets of one of the Drilling Programs ($6,632) associated with the companies interest in Limited Partnerships. Real Estate was increased $207,246 to reflect a recent appraised value of the property. Oil and Gas Properties were adjusted upward by $524,023 reflecting a recent purchase offer obtained by the company. The investment in Limited Partnerships increased $20,084 reflecting the associated portion of the purchase offer of all Vineyard wells. Lastly, deferred revenues (refer to "Note A" in form 10KSB as of 12/31/02) in the amount of $394,643 was removed.

These adjustments assisted the firm in offering its opinion that a reasonable estimate of the Fair Value of the common stock of Vineyard as on March 31, 2003 is $1,876,112, or $0.3568 per share, based on 5,257,618.5 common shares issued and outstanding.

The only instructions to the firm from Vineyard were to base the evaluation on financial statements reported in the form 10QSB as of 03/31/03. At the time of the request, this was the most recent reported financial information. Vineyard imposed no limitations on the firm related to the scope of their investigation. The evaluation used during this Transaction process will be reviewed and updated, in consultation with Schaffner Knight Minnaugh & Company, P.C., the authors and Gorzinski, Felix and Gloeckler (the company's auditors) and the Board of Directors.

The Board considered the Firm to be qualified to render an Opinion with regard to the fairness of the proposed transaction. The Company has not had any material relationship with the Firm other than the engagement to render the Opinion with regard to the proposed transaction and no other relationship is contemplated. Schaffner Knight Minnaugh & Company, P.C. has been compensated for such Opinion in the amount of $18,500 plus reasonable out-of-pocket expenses.

The full text of the Firm's appraisal, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by the Firm, is available for inspection and copying at our principal offices during our regular business hours by any interested equity security holder of Vineyard or representative who has been so designated in writing. We will provide a copy of the Firm's appraisal to any interested equity security holder or representative who has been so designated in writing upon written request to us at the expense of the requesting shareholder. The full text of Schaffner Knight & Minnaugh's appraisal is also included as an Exhibit to the Schedule 13E-3 filed by the company with the Securities and Exchange Commission.

Additional Factors Considered in Determining the Fairness of the Transaction

The board of directors considered the following additional factors in determining that the proposed Transaction is fair to Vineyard and its shareholders, including unaffiliated shareholders:

o The Transaction was unanimously approved by the board of directors of Vineyard, including all of the directors who are not employees of Vineyard.

o The Transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required. The board determined that any such voting requirement would usurp the power of the holders of a majority of Vineyard's outstanding shares.

o No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the Transaction proposal or preparing a report covering the fairness of the Transaction proposal was retained by Vineyard or by a majority of directors who are not employees of Vineyard.

o No provision was made by Vineyard to grant unaffiliated shareholders access to the corporate files of Vineyard or to obtain counsel or appraisal services at the expense of Vineyard.

Based upon all of the factors described above and the reasons for the Transaction set forth in "Purpose and Reasons for the Transaction" above, the board of directors believes that the transaction is fair to, and in the best interest of, Vineyard and its shareholders, including unaffiliated shareholders, and the board of directors believes that the process by which the Transaction is to be approved is fair to Vineyard and its shareholders, including unaffiliated shareholders.

Fairness to Remaining Shareholders

The board of directors considered several factors in determining that the proposed Transaction is fair to those shareholders that will remain after the Transaction because they owned 1,875 or more shares prior to the Transaction. While the Transaction will result in the loss of the protections of the Securities Exchange Act of 1934 for these shareholders, the board determined the Transaction was fair to such shareholders for the following reasons:

o Historical data indicates that the Common Stock trades on a very infrequent basis. In addition, Vineyard and its shareholders currently receive little benefit form Vineyard being a public company because of Vineyard's small size, the lack of analyst coverage and the very limited trading in Vineyard's stock. Therefore, the board believes that the impact of the proposed Transaction will be very limited to the remaining shareholders' ability to trade their Common Stock.

o Terminating Vineyard's registration under the Exchange Act and reducing the number of shareholders would reduce Vineyard's annual out-of-pocket expenses by approximately $60,000 and save management considerable time and effort that is currently being expended to comply with Exchange Act provisions. Remaining shareholders would be able to share in the benefits of the reduced costs to Vineyard.

o As previously indicated the two-step structure of the Transaction will limit the disruption caused to the holders of 1,875 or more shares of Common Stock who are not being cashed out in the Transaction.


Certain Effects of the Proposed Transaction on The Company's Shareholders

Interests of Certain Persons

     Rights, Preferences and Limitations. There are no differences between the respective rights, preferences or limitations of the Common Stock prior and subsequent to the proposed Transaction. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Company's common stock before and after the proposed Transaction.

     Holders of fewer than 1,875 shares of Existing Common Stock will no longer have any ownership rights in the Company after the Reverse Stock Split portion of the Transaction is effected. As a result, such holders will no longer be able to participate in any future growth of the Company.

     Financial Effect. The total number of fractional shares to be purchased is estimated to be approximately 397,226 at a total cost of approximately $141,730. Cash payment for the transaction will come from the Company's available cash balances. There have been preliminary discussions concerning the possible sale of the Company's unproduced natural gas reserves and related wells or the mortgaging of these assets to secure a borrowing of all or a portion of the funds necessary to complete the Transaction. However, it must be emphasized that the Company does not have a binding offer to purchase such assets and it does not have a commitment with respect to the borrowing of funds.

     The proposed Transaction will not effect the par value of the Company's common stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on the Company's balance sheet attributable to common stock will be reduced in proportion to the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. No other material impact on the Company's financial statements is expected.

     The Company will pay all of the expenses related to the Transaction. The Company reasonably estimates that the expenses of the proposed Transaction will be as follows:

           SEC filing fees               $        50
           Legal fees                          5,000
           Accounting fees                     1,500
           EDGAR filing preparation fees       1,500
           Valuation fees                     18,000
           Printing and Mailing costs          3,000
           Other                               2,000
           -----------------------------------------
           Total                             $31,050
                                            ========

     Termination of Exchange Act Registration of New Common Stock. The Proposed Transaction will affect the public registration of the Common Stock with the SEC under the Exchange Act, as the Company intends to terminate this registration as soon as practicable after approval of the Proposed Transaction by the shareholders. The Company may terminate registration under the Exchange Act if the Common Stock is no longer held by 300 or more shareholders of record. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information, required to be prepared, mailed and furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to the Company.

     With respect to the executive officers and directors of the Company, in the event of the intended termination of registration of the Common Stock under the Exchange Act; executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16 thereof.

     Upon termination of Exchange Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

     Directors and Officers. The current directors and officers of the Company will remain the directors and officers of the Company immediately following the effectiveness of the Transaction.

Exchange of Fractional Share Certificates for Cash

If the shareholders approve the proposed Transaction, the Board of Directors of the Company will have authority to file an Amendment to the Articles of Incorporation with the Secretary of State. The Transaction will become effective on the date the Certificate of Amendment is filed with the Secretary of State (the "Effective Date"), or such later date as is specified in the filing.

As soon as practicable after the Effective Date, each holder of a certificate or certificates which immediately prior to the effective time of the Transaction evidenced outstanding shares that appear, based on information available to Vineyard, to have been converted into the right to receive a cash payment ("Certificates"), a letter of transmittal. The transmittal letter will include the Company instructions for the surrender of such certificate to the Company. The Letter of Transmittal will need to be completed and returned to the Company with such certificate. As soon as practicable after the surrender to the Company of any certificates, together with a duly executed Letter of Transmittal and any other documents the Company may specify, the Company shall deliver to the person in whose name such certificates have been issued, cash for fractional shares and the certificates will be canceled.

For the purpose of determining ownership of Existing Common Stock at the Effective Date, shares will be considered to be held by the person in whose name those shares are registered. No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to the approval of the Transaction represented any shares of Existing Common Stock.

No certificates or scrip representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Instead, each shareholder owning less than 1,875 shares of Common Stock will receive in exchange for each share of Common Stock cash in the amount of $0.3568.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM VINEYARD. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED.

Market for Common Stock and Dividends

Market and Value of Common Stock

There is no established public trading market for Vineyard's common Stock. Vineyard's common stock is traded privately on a sporadic basis principally in the Northwestern Pennsylvania area.

Dividends

No cash dividends were declared during fiscal years 2001 and 2002 or during the first and second quarter of 2003. Vineyard does not anticipate declaring a dividend in fiscal year 2003 or in the near future.

Vote Required

Approval of the proposed Transaction will require approval by a majority of the shares of Existing Common Stock that were outstanding on the date of record. Accordingly, the Reverse Stock Split will be approved if at least 2,628,810 shares of Existing Common Stock, or one vote more than 50% of the 5,257,618.5 outstanding shares of Existing Common Stock (net of treasury shares) are voted in favor of the Transaction.

As of the record date, the executive officers and directors of Vineyard beneficially owned a total of approximately 28% of the outstanding Common Stock entitled to vote at the Annual Meeting. Each executive officer and director of Vineyard has advised of their intention to vote their shares in favor of the Transaction.

Voting Procedures and Revocability of Proxies

The only shareholders entitled to vote at the Special Meeting are the holders of record at the close of business on the Record Date. On the Record Date there were 5,325,562.5 outstanding shares of Existing Common Stock but 67,944 are held in treasury. Each outstanding non-treasury share of Existing Common Stock is entitled to one vote on each matter to come before the Annual Meeting.

The accompanying proxy card is designed to permit each shareholder of record on the Record Date to vote on the proposals described in this Proxy Statement.
The proxy card provides space for a shareholder to vote for or against any proposal to be considered at the Annual Meeting or abstain from voting on any proposal if the shareholder chooses to do so. The proposed Transaction and the Amendment to the Company's Articles of Incorporation require the affirmative vote of holders of a majority of the outstanding shares of Existing Common Stock as of the Record Date.

The holders of a majority of the outstanding shares of Existing Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Special Meeting. If a quorum should not be present, the Meeting may be adjourned from time to time until quorum is obtained.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE TRANSACTION.

                                  PROPOSAL NO. 2:

                                AMENDMENT OF BYLAWS

     In Proposal No. 2, the Shareholders are being requested to authorize the amendment of the Company's Bylaws. The Bylaws of the Company currently provides in Article II, Section 14 as follows:

"All sales of unproduced natural gas by the Company is limited to ten (10%) percent of the then-existing proven, recoverable reserves of the Company in any calendar year, unless prior Shareholder approval has been obtained."

     With regard to Amendments to the Company's Bylaws, Article VIII, Section 1 provides as follows:

"These Bylaws may be altered, amended or reported by majority vote of the Shareholders entitled to vote thereon at any regular or special meeting duly convened after notice to the Shareholders of that purpose or by a majority vote of the members of the Board of Directors at any regular or special meeting duly convened after notice to the Directors of that purpose, subject always to the power of the Shareholders to change such action by the Directors."

     The Board of Directors is requesting the Shareholders approval for the removal of Article II, Section 14 from the Bylaws. This will remove the restriction or the Board's ability to sell unproduced natural gas. The Board will be able to sell all or any portion of the Company's unproduced natural gas on terms and conditions as are most beneficial to the Company and Shareholders without further Shareholder approval.

     It is the present intention of the Board of Directors to either sell all or part of the Company's unproduced natural gas.

                                  PROPOSAL NO. 3:

                              ELECTION OF DIRECTORS

     The by-laws of the Company provide for a Board of Directors composed of seven (7) directors. Directors are elected to staggered three (3) year terms, with the term of three directors expiring next year, the term of two directors expiring the next year, and so on.

    The class of Directors whose terms expire in 2003 consists of two directors. The Board of Directors has nominated Robert Garfield and W. Eric Johnson as the candidates to stand for election for two seats with a term expiring 2006.

     The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting; the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as director.

     Shareholders shall have cumulative voting rights with respect to the election of directors and there are no conditions precedent to the exercise of the right to cumulate votes for directors.


NOMINEES TO THE BOARD OF DIRECTORS - Three year terms
     Each share of common stock is entitled to cast two (2) votes for the election of directors for a three year term that will expire in 2006.


                                    Director    Principal
Name                    Age         Since       Occupation

Robert Garfield(1)       63          2000     Independent Broker
10299 W. Main Rd                                Garfield, Inc.
North East, PA 16428

W. Eric Johnson(1)       44          1997       Stockbroker
3800 W. 12th Street
Erie, PA 16505


(1) Mr. Robert Garfield and Mr. Eric Johnson beneficially owned no shares of common stock of the Company as of the record date.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AFOREMENTIONED NOMINEES LISTED AS STANDING FOR ELECTION IN 2003.

     The members of the Board who are not standing for election at this year's annual meeting are set forth below.

                                    Director    Principal
Name                    Age         Since       Occupation


James MacFarlane(1)     40           1993       President
1183 East Main Street                           MacTech Mineral Management
Bradford, PA 16701

David Stetson(2)        44           1998       President and Co-Owner
10730 W. Main Rd                                Stetson Brother's Hardware,
North East, PA 16428                            Inc.

William Fustos(3)       44           2002       Vice President
12450 Perry Hi-Way                              East Resources, Inc.
Suite 101
Wexford, PA 15090

Robert Long(4)          48           2002       Exec. Vice President
12450 Perry Hi-Way                              East Resources, Inc.
Suite 101
Wexford, PA 15090

James Concilla(5)       66           1978       Former President
10299 W. Main Rd                                of Vineyard Oil & Gas
North East, PA 16428                           (retired)

(1) Mr. James MacFarlane beneficially owned no shares of the common stock of the company as of the record date.

(2) Mr. David Stetson beneficially owned 81,487.5 shares of common stock of the company as of the record date, which constituted 1.5% of the shares issued.

(3) Mr. William Fustos beneficially owned no shares of common stock of the Company as of the record date.

(4) Mr. Robert Long beneficially owned 1,043,710.63 shares of common stock of the company by virtue of his 50% ownership of Sabre Oil and Gas, Inc., representing 19.8% of shares issued, as of the record date.

(5) Mr. James Concilla beneficially owned 7,162.5 shares of common stock of the company as of the record date, which constituted 0.1% of the shares issued.

     The educational background and work experience for the last five (5) years of each of the Directors or Nominees is as follows:

James J. MacFarlane   Mr. MacFarlane has been a Director since 1993 and also
                      serves on the Audit Committee. Mr. MacFarlane holds a Bachelor of Science Degree from the University of Pittsburgh at Bradford. Mr. MacFarlane is President of
                      MacTech Mineral Management, Inc., Bradford, PA.

W. Eric Johnson       Mr. Johnson was elected to the Board in 1997 and serves
                      as the Chairman of the Audit Committee. Mr. Johnson holds a Bachelor of Science Degree from the University of Dayton and has been a stockbroker with Accument
                      Securities (formerly Thomas F. White and Company, Inc.)
                      since 1989.

James J. Concilla     Mr. Concilla, founder of the Company, retired as Board
                      Chairman and Company President in April of 2000.  Mr.
                      Concilla has been Director and Officer of the Company since its organization in 1978 and currently is a member of the Wage and Bonus Committee. Mr. Concilla has a Bachelor of Science degree form Edinboro University and a Master Degree in Mathematics from the State of Pennsylvania.

David H. Stetson      Mr. Stetson was elected to the Board in 1998 and is a
                      member of the Executive and Audit Committees.  Mr.
                      Stetson is the owner and President of Stetson Brothers, Inc., a retail hardware store in North East, PA.

Robert L. Garfield    Mr. Garfield was appointed as a Director in August 2000.
                      Mr. Garfield is an independent broker of gas and electricity. Previously Mr. Garfield served as Vice
                      President of Kidder Exploration, Inc. from 1989 until their 1993 sale to National Fuel Resources. Prior to that, Mr. Garfield served as the President of Environ
                      Securities, a subsidiary of Envirogas, Inc. from 1982 to 1989. In addition, Mr. Garfield held several Executive positions with Security Peoples Bank, Erie, PA from 1969 to 1982. Mr. Garfield has a Bachelor of Science Degree from Grove City College, Grove City, PA. Mr. Garfield is a member of the Wage and Bonus Committee.

William Fustos        Mr. Fustos has been a director of the Company since his
                      appointment in July of 2002 and has succeeded Mr.
                      MacFarlane as Board Chairman.  Mr. Fustos is also
                      Chairman of the Executive Committee.  Mr. Fustos is the
                      Vice President of East Resources, Inc. of Wexford,
                      Pennsylvania.  He is a 1979 graduate of Penn State
                      University and is a registered Petroleum Natural Gas
                      Engineer. Mr. Fustos is a member of the Society of Professional Engineers.

Robert H. Long        Mr. Long has been a director since 2002 and a member of
                      the Executive Committee.  Mr. Long is the Executive Vice
                      President of East Resources and the Vice President of
                      Sabre Oil & Gas, Inc.  Mr. Long graduated from Alford
                      University in 1973 and holds an Associates Degree in Civil
                      Engineering. Mr. Long is a certified Professional Landman and is a member of the American Association of Professional Landman.

                                  PROPOSAL NO. 4:

               RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     In accordance with the requirements of the Securities and Exchange Act of 1934, the Board of Directors is required to select independent public accountants as auditors of the Company for 2003, subject to ratification or rejection by the shareholders.

     The fees for professional services rendered for the audit and review of the Companies annual and quarterly financial statements for the fiscal year ended December 31, 2002 were $26,500 and $7,950, respectively and fees for other services rendered by the Companies auditors for the fiscal year ended December 31, 2002 were $85,840.

     The firm of Gorzynski, Felix and Gloekler, P.C., served as independent public accountants for the Company for the fiscal year ended December 31, 2002. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented at the Annual Meeting to ratify the selection of Gorzynski, Felix and Gloekler, P.C., by the Board of Directors as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 31, 2003, and to perform other appropriate services. In the event the shareholders fail to ratify the selection of Gorzynski, Felix and Gloekler, P.C., the Board of Directors would reconsider such selection.

     A representative of Gorzynski, Felix and Gloekler, P.C., will be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE AFOREMENTIONED PROPOSAL REGARDING RATIFICATION OF ACCOUNTANTS.

OFFICER AND DIRECTOR COMPENSATION

     Compensation paid by the Company to Officers and Directors during calendar year 2002 was as follows:

Name and Principal Position     Salary     Commissions     Bonus      Other

James MacFarlane               $11,000          0            0          0
Chairman of the Board
to December 7, 2002

William Fustos                 $1,000           0            0          0
Chairman of the Board
as of December 7, 2002

James M. Reynard               $11,166          0            0          0
Treasurer/Secretary as of
October 16, 2002

Stephen B. Millis (1)          $85,000          0            0          0
President as of
April 1, 2000

(1) Mr. Stephen Millis is given the use of a Company vehicle for Company business.

No officer received any other non-cash compensation during the year ending December 31, 2002, other than health insurance which all full-time employees of the Company are entitled to receive.

Directors are paid $150.00 for each meeting of the Board of Directors at which the director was present. In addition, directors attending Executive, Wage/Bonus and/or Audit Committee meetings are also paid $150.00 per meeting.


BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth the number and percentage of shares of common stock owned by (a) each person who, to the knowledge of the Company, is beneficial owner of 5% or more of the outstanding shares of common stock, (b) each of the Company's present Directors and nominees, and (c) all of the Company's present officers and Directors as a group. This information is reported in accordance with the beneficial ownership rules of the Security and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.

Names ad Address                 Number of Shares         Percentage of Class
Sabre Oil & Gas                    1,043,710.63                   19.8%
c/o Robert H. Long
12450 Perry Hi-Way, Suite 101

Stephen B. Millis                    322,650                       6.0%
11370 Martin Road
North East, PA 16428

David H. Stetson                      81,487.5                     1.5%
10730 West Main Road
North East, PA 16428

James J. Concilla                      7,162.5                     0.1%
20 Blaine Street
North East, PA 16428

Note: Directors Fustos, MacFarlane, Johnson and Garfield are not shareholders. Mr. Robert Long owns 50% of Sabre Oil and Gas, Inc. which now owns 1,043,710.63 shares of stock.

All Officers and Directors as a Group   411,300                    7.6%
(3 individuals)

     All shares are beneficially owned and the sole investment and voting power is held by the persons named. Includes shares, which may be owned beneficially by the wives and/or minor children and/or trusts for the benefit of the minor children of the persons names, as to which beneficial interest is disclaimed.

FINANCIAL INFORMATION

The following sets forth certain financial information for Vineyard and its subsidiaries for and as of the following periods and dates:

					    Three Months Ended	      	Year End
--------------------------- ------------     ------------       ------------
				    June 30, 2003   March 31, 2003	  December 31, 2003

Ratio of Earnings to
Fixed Charges(1)			  14.47		 -0-			  -0-

Deficiency				   -0-	     (3,697)           (26,310)
--------------------------- ------------     ------------       ------------

(1) Vineyard did not have earnings for the respective periods reporting a ratio of -0-.


--------------------   ---------------    ---------------     --------------
				June 30, 2003      March 31, 2003    December 31, 2002
--------------------   ---------------    ---------------     --------------

Book Value Per Share(2)	   $0.198             $0.188              $0.257
--------------------   ---------------    ---------------     --------------

(2) Outstanding shares for all respective periods was calculated at 5,325,562.50 outstanding shares less 67,944 treasury shares for a total of 5,257,618.50 shares

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on the Company's review of copies of forms filed with the Securities and Exchange Commission or written representations from certain reporting persons, in compliance with Section 16(a) of the Securities Exchange Act of 1934, the Company believes that during the fiscal year of 2002, all officers, directors, and greater than ten percent (10%) beneficial owners complied with the applicable filing requirements.

MEETING AND COMMITTEES OF THE BOARD

     The Board, pursuant to its powers, has designated an Executive Committee, an Audit Committee and a Wage and Bonus Committee. The Board has no Nominating Committee. The Board held 6 meetings during the year ended December 31, 2002. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and committee meetings for which he was eligible.

     The Executive Committee has the power to exercise the authority of the Board of Directors in the day-to-day management of the Company, except with regard to certain items. During the year ended December 31, 2002, this committee held no formal meetings, however, members of this committee met frequently in informal session to review Company operations. Messrs. Fustos, Long and Stetson are presently members of the Executive Committee.

     The Audit Committee is responsible for reviewing the audit and annual financial statements and reporting thereon to the Board of Directors and making recommendations to the Board of Directors regarding the independent auditors. The Committee held 6 formal meetings and several informal meeting during the year ended December 31, 2002. The current members of the Audit Committee are Mr. Stetson, Mr. Johnson, and Mr. MacFarlane.

     The Wage and Bonus Committee is responsible for setting wages and salaries to be paid to management and Directors. During the year ended December 31, 2002, this committee held no formal and several informal meetings. Mr. Concilla and Mr. Garfield are presently members of the Wage and Bonus Committee.

AUDIT COMMITTEE DISCLOSURE

The Audit Committee of the Company has:

o     Reviewed and discussed the audited financials with management.

o Discussed with the independent auditors the matters required to be discussed by SASGI, "Communications with Audit Committees."

o Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard, No. 1, "Independent Discussions with Audit Committees" and discussed with the auditors the auditors independence.

o     Adopted a formal written audit committee charter.

SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be considered at the 2004 Annual Meeting of Shareholders must be received by the Secretary of the Corporation no later than February 28, 2004. Such proposals may be included in the next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Sabre Oil and Gas, Inc. owns 1,043,710.63 shares of common stock of the Company as of May 13, 2002. Sabre Oil and Gas, Inc. is a producer of natural gas which is marketed by the Company. Sabre Oil and Gas, Inc. is a 20 percent owner of Northern Pipeline Company, L.L.C. of which the Company owns 45%.
Also, it should be noted that Mr. Robert Long (see the section titled "BENEFICIAL OWNERSHIP OF SHARES") owns 50% of the Common Stock of Sabre Oil and Gas, Inc.

EXPENSES OF SOLICITATION

     The Company will bear the cost of preparing and mailing this statement with the accompanying proxy and other material. In addition to the use of the mails, officers, and employees of the Company may solicit proxies personally, by telegram, or by telephone for no additional compensation than their current salaries and/or fees. The Company will, upon request, reimburse banks, brokerage houses, and other institutions, nominees, and fiduciaries for the reasonable expenses in forwarding proxy material to their principals.












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GENERAL

Other Matters

     The proxy is solicited by the Board of Directors and confers discretionary authority to vote on other matters which may properly come before the annual meeting or any adjournments thereof, but the Board of Directors does not know of any matter to be brought before the annual meeting other than the matters referred to in the Notice of Annual Meeting of Shareholders and matters incident thereto. The person named in the proxy solicited by management will vote all properly executed proxies. If a shareholder specifies on such proxy a choice with respect to a proposal to be acted upon, the proxy will be voted in accordance with such specifications or will abstain from voting, if "Abstain" is marked. Where no choice is specified, the proxy will be voted FOR Proposals 1 through 4. If any matter not set forth in the Notice of Annual Meeting of Shareholders is properly brought before the Annual Meeting, such persons will vote thereon in accordance with their best judgment.

Solicitation of Proxies

In addition to the solicitation of proxies from shareholders by use of the mails, it is expected that a limited number of employees of Vineyard, without additional compensation, may solicit proxies from shareholders by telephone, telegraph and personal visits. It is expected that banks, brokerage houses and others will be requested to forward the soliciting material to their principals and obtain authorization for the execution of proxies. All costs of solicitation, including the costs of preparing, assembling and mailing this Proxy Statement and all papers which now accompany or may hereafter supplement the same, as well as the reasonable out-of-pocket expenses incurred by the above-mentioned banks, brokerage houses and others, will be borne by Vineyard.

Incorporation of Certain Documents by Reference

     The following documents filed with the SEC by Vineyard are incorporated into this Proxy Statement by reference:

1)   Vineyard Oil & Gas Company 2001 Annual Report on Form 10-KSB

2)   Vineyard Oil & Gas Company 2002 Annual Report on Form 10-KSB

3) Vineyard Oil & Gas Company 2003 Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.

4) Vineyard Oil & Gas Company 2003 Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003.

The 2002 Annual Report is being delivered to Vineyard Shareholders together with this Proxy Statement.

                                    BY ORDER OF THE BOARD OF DIRECTORS
                                           /s/ WILLIAM FUSTOS
                                               WILLIAM FUSTOS
                                           CHAIRMAN OF THE BOARD


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